Exhibit 10.1


                            ASSET PURCHASE AGREEMENT

                                 by and between

                                  INNOVEX, INC.

                                       and

                      LITCHFIELD PRECISION COMPONENTS, INC.

                                  April 5, 1996



                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 5th day of April 1996, by and between Litchfield Precision Components, Inc., a Minnesota corporation ("Seller" or "LPC"), and Innovex, Inc., a Minnesota corporation ("Innovex" or "Buyer").

                                    RECITALS

         LPC is a Minnesota corporation engaged in the business of manufacturing flexible circuits and other etched products (the "Business"). LPC desires to sell, and Innovex desires to buy substantially all of the assets and assume substantially all of the liabilities of LPC, on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and provisions hereinafter contained, the parties agree as follows:


                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Agreement to Sell and Buy. On the Closing Date (as hereinafter defined), Innovex shall purchase from LPC and LPC shall sell, assign, transfer, convey and deliver to Innovex, on the terms and subject to the conditions set forth in this Agreement, all of the assets, properties, contracts, operations and business of LPC of every kind, nature and description whatsoever which are related to, arise from or are used or useful in connection with the operation of its Business and wherever the same may be located (but excluding the assets specifically identified as "Excluded Assets" in Section 1.2 hereof). The assets, properties, contracts, operations and business to be purchased and sold pursuant to this Agreement (collectively, the "Assets") include, without limitation:

                  (a) All of Seller's right, title and interest in and to the real property legally described on Schedule 2.8 hereto, together with the improvements, fixtures, hereditaments and appurtenances thereto;

                  (b) All of Seller's right, title and interest in and to any and all federal, state, foreign and common law trademarks, trademark registrations and applications therefor, service marks, service mark registrations and applications therefor, copyrights, copyright registrations and applications therefor, trade names, assumed names, logos, patents, patent applications, technology, know-how, trade secrets, processes, formulas, drawings, designs and similar intellectual property and proprietary rights of any kind, as well as Seller's transferable interests in any and all federal, state and foreign common laws rights protecting the same;

                  (c) All of Seller's equipment, machinery, furniture, fixtures, furnishings, tooling, personal property, shelving, patterns, molds, office equipment, computer hardware, trade fixtures, leasehold improvements, tools and other tangible personal property owned or leased by Seller and used or useful in the operation of the Business, together with any manufacturer, vendor or installer warranties thereon;

                  (d) All of Seller's vehicles used in the operation of the Business;

                  (e) All of the telephone numbers and telephone directory advertisements used by Seller in the operation of the Business;

                  (f) All of Seller's business records relating to the Business, including, but not limited to, customer lists, lists of suppliers, accounting records (including work papers related thereto), correspondence, files, research data, advertising data, contracts and other records and information necessary or desirable for Buyer to carry on the Business in the ordinary course on and after the Closing Date;

                  (g) All of Seller's contract rights and benefits in and to the contracts, contracts in progress, commitments, leases, licenses, purchase orders and other agreements which relate to or arise from or are used or are necessary for the Business and any amendments thereto;

                  (h) To the extent transferable, all of Seller's governmental licenses, certificates, franchises, permits, consents and approvals related to the Business;

                  (i) All of Seller's prepaid expenses which relate to the Business;

                  (j) All of Seller's office, shop and other supplies used in the operation of the Business and which are on hand as of the Closing Date;

                  (k) All of Seller's accounts receivable, notes receivable and other rights to the payment of money arising out of the operation of the Business and which remain uncollected on the Closing Date, whether or not evidenced by a writing or reflected on the Closing Balance Sheets (as hereinafter defined);

                  (l) All of Seller's inventory which is on hand as of the Closing Date, including raw materials, work in process and finished goods;

                  (m) All of the plans, specifications, blueprints, surveys, repair and operating manuals, warranties guaranties, maintenance records, information regarding real estate taxes and/or assessments and other written information in the possession of Seller relating to any of the Assets or to the improvements on any parcel of real property owned by the Seller;

                  (n) All of Seller's rights, if any and to the extent transferable, in any computer software and software program documentation;

                  (o) All of Seller's rights and claims against third parties relating to or arising from or out of the operation of the Business or any of the Assets;

                  (p) All of Seller's supply of brochures, displays, models and other marketing materials on hand as of the Closing Date, as well as the camera ready art, negatives, proofs and other reproduction materials for the same;

                  (q) All salable goodwill as a going concern and other intangible personal property of Seller which comprise a part of the Business; and

                  (r) All accretions and additions to the Assets that occur prior to the Closing Date.

         1.2 Excluded Assets. Notwithstanding anything contained in this Agreement to the contrary, Buyer will not purchase, and Seller will not sell, any of the following assets (the "Excluded Assets"):

                  (a) The corporate minute book, stock book and other corporate records of Seller having exclusively to do with the corporate organization and capitalization of Seller as well as Seller's tax records;

                  (b) Any and all policies of insurance now or heretofore maintained by Seller;

                  (c) Any and all shares of capital stock in Minnesota Micro Metal, Inc., a Minnesota corporation ("MMM"), and all properties and assets owned by MMM;

                  (d) Any cash on hand or on deposit as of the Closing Date other than the cash of the Seller on hand as of the Closing Date which is on deposit to satisfy the Seller's obligations with respect to the Loan Agreement dated as of May 1, 1986, by and between the Seller and the Minnesota Energy and Economic Development Authority;

                  (e) The Funding Agreement dated March 2, 1994, by and between the Seller and Jacqueline J. Airhart, as Trustee of the Durwood L. Airhart Irrevocable Trust No. 1 dated March 2, 1994; and

                  (f) All assets listed on Schedule 1.2 hereof.

         1.3 Purchase Price Terms of Payment for LPC Assets. The consideration to be received by LPC in exchange for its company assets shall be as follows.

                  (a) The assumption by Innovex on the Closing Date of all of the debts, liabilities and obligations of LPC described on Schedule 1.3(a) hereto (the "Assumed Liabilities"). Buyer and Seller covenant and agree that on the Closing Date, they shall each execute and deliver a Bill of Sale, Assignment and Assumption Agreement in the form of Exhibit A hereto (the "Assumption Agreement") pursuant to which Seller will assign and convey the Assets and the Assumed Liabilities to the Buyer and the Buyer will assume and agree to perform and discharge all of the Assumed Liabilities.

                  (b) On the Closing Date, the Buyer shall assume all of the debts, liabilities and obligations of the Seller arising under and with respect to the Loan Agreement dated as of May 1, 1986, by and between the Seller and the Minnesota Energy and Economic Development Authority (the "Authority"), the Seller's Promissory Note No. 1 in the original principal amount of $3,000,000 payable to the order of the Authority, the Combination Mortgage and Fixture Financing Statement, dated May 1, 1986, from the Seller to the Authority, and all related document (collectively the "Bond Liability"). In addition, on the Closing Date, the Buyer shall pay any and all principal, accrued interest, prepayment penalties and other costs and expenses arising out of the prepayment in full of all of the Seller's debts, liabilities and obligations (i) under the Seller's revolving line of credit and term loans with Norwest Bank Minnesota Central, National Association (the "Bank"), governed by the 1994 Loan Agreement dated September 28, 1994, by and among the Bank, the Seller and Durwood L. and Jacqueline J. Airhart, as amended,
         (ii) under the Seller's Promissory Note dated December 31, 1994 in the original principal amount of Twenty-two Thousand, Five Hundred and no/100 Dollars ($22,500.00) payable to the order of Dominic M. Alfonso II; and (iii) under the Loan Contract between Minnesota Agricultural and Economic Development Board (the "Board") and the Seller signed by the parties on December 23, 1993, the Security Agreement between the Board and the Seller dated December 22, 1993, and the Seller's Promissory Note dated December 22, 1993, in the original principal amount of One Hundred Thousand and no/100 Dollars ($100,000.00) payable to the order of the Board.

                  (c) On the Closing Date, the Buyer shall pay the Seller the amount calculated by subtracting the amount of cash on hand and on deposit retained by Seller pursuant to Section 1.2(d) hereof from Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) by certified or bank cashier's check or by wire transfer of immediately available funds to Seller's designated account as the consideration for the Assets purchased and sold hereunder. As soon as practical after the Closing Date (and in any event within sixty (60) days of the Closing
         Date), the Seller shall cause a balance sheet to be prepared for the Seller as of the open of business on the Closing Date (the "Closing Balance Sheet"). Such Closing Balance Sheet shall be prepared by Seller's regular accountants, McGladrey & Pullen, LLP (the "Auditor"), in accordance with generally accepted accounting principles ("GAAP") consistently applied; provided, however, that the Closing Balance Sheet shall (i) be prepared without giving effect to the consummation of the transaction contemplated hereby, (ii) not contain accruals for the expenses associated with the preparation of such Closing Balance Sheet, and (iii) shall contain an accrual for product return and warranty claims in the amount of Thirty Thousand and no/100 Dollars ($30,000.00) regardless of the amount of the accrual otherwise required by GAAP. All costs and expenses incurred in connection with the preparation of the Closing Balance Sheet shall be split equally between and shall be paid by the Buyer and Seller. The Closing Balance Sheet shall contain a calculation of the "Book Value Net Worth of the Seller" as of the Closing Date, which shall be equal to the excess of the Seller's total consolidated assets as reflected on the Closing Balance Sheet (reduced by the net book value of any of the Excluded Assets reflected on the Closing Balance Sheet) over the Seller's total consolidated liabilities as reflected in the Closing Balance Sheet (reduced by the net book value of any of the Excluded Liabilities (as hereinafter defined) reflected on the Closing Balance Sheet). Within five (5) business days of the preparation thereof, the Auditor shall deliver the Closing Balance Sheet to the Buyer and Seller. The Buyer shall have the right to review the Closing Balance Sheet and perform other audit and review procedures, including a review of the working papers of the Auditor relative to the preparation of the Closing Balance Sheet. The parties shall be deemed to have accepted the Closing Balance Sheet and the Book Value Net Worth of the Seller reflected therein unless within twenty
         (20) days after the date of the Auditor's transmittal of the Closing Balance Sheet to the parties (the "Delivery Date"), they give written notice to the other parties and to the Auditor of their good faith objection to any item therein, setting forth the amount they have determined in good faith as the Book Value Net Worth of the Seller as of the open of business on the Closing Date, as well as a detailed description of the nature of their objection(s). In the event that any party delivers such written notice of objection and the parties are unable to mutually agree upon the Book Value Net Worth of the Seller as of the open of business on the Closing Date within ten (10) days of delivery of any such written notice of objection, Innovex and LPC shall mutually select a third independent accounting firm which does not have current or preexisting ties to either of the parties or any of their subsidiaries, affiliates or principals within twenty (20) days after the delivery of any such written notice of objection (the "Third Firm"). The Third Firm shall consider each such objection and shall render a decision (the "Final Decision") regarding the Book Value Net Worth of the Seller as of the open of business on the Closing Date within thirty (30) days of its selection, and such decision shall be final and binding. Each party shall bear its own expenses incurred in connection with the review of the Closing Balance Sheet; provided, however, that all costs and expenses associated with the Third Firm shall be split equally between the Buyer and the Seller. In the event the Book Value Net Worth of the Seller as reflected on the Closing Balance Sheet is greater than $1,661,000.00, the amount of the excess shall be paid by the Buyer to the Seller by certified or bank cashier's check or by wire transfer of immediately available funds to Seller's designated account on the Settlement Date (as hereinafter defined). In the event the Book Value Net Worth of the Seller as reflected on the Closing Balance Sheet is less than $1,661,000.00, the amount of the shortfall shall be refunded by the Seller to the Buyer on the Settlement Date by certified or bank cashier's check or by wire transfer of immediately available funds to Buyer's designated account. As used herein, the term "Settlement Date" shall be such date as is mutually agreed to by the Buyer and Seller not later than five (5) days after the acceptance by all of the parties of the Closing Balance Sheet, or if a party timely objects to the Book Value Net Worth of the Seller as provided therein, within five (5) days after the delivery of the Final Decision.

                  (d) On the Closing Date, the Buyer shall enter into three-year employment contracts, in the form attached as Exhibit B hereto (the "Other Employment Agreements"), with the following individuals:

                  NAME OF EMPLOYEE

                  Joel Yocom
                  Dan McClure
                  Bev Johnson
                  Marcia Cole-Yocum
                  Kenneth R. Ludvigson

                  (e) On the Closing Date, the Buyer shall enter into three-year Employment Agreements with Durwood Airhart and Jacqueline Airhart in the forms of Exhibit C and Exhibit D hereto, respectively (the "Employment Agreements").

                  (f) Buyer agrees that, for purposes of the Worker Adjustment and Retraining Notification Act ("WARN") and applicable state law, (i) all employees of the Seller employed by Seller on the Closing Date and which are not on a leave of absence under applicable worker's compensation or disability laws (collectively, the "Eligible Employees") shall be offered employment by Buyer immediately following the Closing (as hereinafter defined) on substantially the same terms and conditions as their prior employment by LPC, and (ii) the Buyer assumes all responsibility for the sixty-day advance WARN notice and all similar notices required under applicable state law with regard to any plant closing and/or layoffs by the Buyer following the Closing. Nothing herein shall be deemed an offer of continued employment as to any such Eligible Employees.

                  (g) After the Closing, all Eligible Employees shall receive the same employment benefits customarily offered to Innovex employees or officers, as applicable. Those benefits include dependent medical and dental coverage and participation in Innovex's 401(k) plan. Innovex may, however, terminate any or all such plans at any time and with respect to all Innovex employees and/or may choose not to adopt any additional plans. Employees rights under any benefit plans now in force or later adopted by Innovex shall be governed solely by their terms; provided, however, that all such Eligible Employees shall be given credit for their prior years of service with LPC for eligibility, vesting and other purposes under the group dental insurance, group health insurance, group life insurance, group long-term disability insurance, vacation policies and the 401(k) plan currently maintained by Innovex as well as any additional employee benefits hereafter provided by Innovex.

                  (h) After the Closing, all Eligible Employees shall have the opportunity to participate in Innovex incentive bonus and stock option plans in the same manner, and under the same conditions, that Innovex employees now participate. Stock options and bonuses are based upon performance and granted at the sole discretion of Innovex's Board of Directors and Innovex employees do not earn or accrue any right to this additional compensation solely by reason of their employment.

         1.4 Allocation of Purchase Price. The purchase price shall be allocated among the Assets and the Non-Competition Agreements in the manner described on Exhibit E hereto. The parties hereto acknowledge and agree that on the Settlement Date, the parties shall execute a statement allocating the purchase price among the Assets and the Non-Competition Agreements in the manner provided for in such Exhibit. The Buyer and Seller shall each file, in accordance with
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), an Asset Allocation Statement on Form 8594 (which conforms with such allocation) with its federal income tax return for the tax year in which the Closing Date occurs and shall contemporaneously provide the other party with a copy of the Form 8594 being filed. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the purchase price which differs from the allocation to which the parties have agreed to herein.

         1.5 Excluded Liabilities. Innovex shall have no responsibility for and LPC shall pay and perform the debts, liabilities and obligations of LPC described on Schedule 1.5 hereto ("Excluded Liabilities").

         1.6 Closing. Subject to the provisions of Article 6 hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place as soon as practicable after satisfaction of all of the conditions to Closing. The date and time of the Closing shall be as mutually agreed upon by Buyer and Seller and shall take place not less than ten (10) nor more than twenty (20) days following the date of the satisfaction of all of the conditions to Closing. The Closing shall be at the offices of Innovex, Inc., 1313 Fifth Street South, Hopkins, Minnesota. The date on which the Closing actually occurs is herein referred to as the "Closing Date".

                                    ARTICLE 2

                      REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLERS

         LPC represents, warrants and covenants to Innovex that as of the date hereof and as of the Closing Date, the following are and shall be true and correct in all material respects:

         2.1 Title. LPC has good and merchantable title to all of the Assets to be conveyed by it and will, at Closing, have the full right to convey those Assets to Innovex free and clear of any Liens (as hereinafter defined) of any kind whatsoever, except (i) those Liens to be disclosed on the Closing Balance Sheet, (ii) those Liens described in Schedule 2.1 hereto; and (iii) the Permitted Encumbrances (as hereinafter defined).

         2.2 Organization and Authority. LPC is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and the failure to be so qualified could reasonably be expected to have a material adverse effect on the condition of LPC, taken as a whole. LPC has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Articles of Incorporation and Bylaws of LPC, in effect on the date of this Agreement, are unchanged from the form in which they were delivered to Innovex on or before the date of this Agreement.

         2.3 Subsidiaries. Set forth in Schedule 2.3 hereto is a complete and correct list of all direct and indirect Subsidiaries of LPC. The term "Subsidiary" when used with respect to any party means any entity (including without limitation any corporation, partnership, joint venture or other organization, whether incorporated or unincorporated) which is consolidated with such party for financial reporting purposes. There are no entities in which LPC has a five percent or greater direct or indirect equity or ownership interest. Except as set forth on Schedule 2.3, all of the outstanding shares of capital stock of LPC are validly issued, fully paid and nonassessable and are free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (each a "Lien") with respect thereto. Except as set forth on Schedule 2.3, LPC does not own beneficially, directly or indirectly, any shares of any class of Equity Securities (as hereinafter defined) or similar interests of any corporation, bank, business trust, association or similar organization. Except as set forth on Schedule 2.3, LPC does not hold any interest in a partnership or joint venture of any kind.

         2.4 Capitalization. The authorized capital stock of LPC consists of 100,000 shares of authorized Class A Voting Common Stock, of which, as of the date hereof, 8,851 shares are issued and outstanding and 9,900,000 shares of authorized Class B Non-voting Common Stock, of which, as of the date hereof, 876,249 shares are issued and outstanding. Since December 31, 1995, no Equity Securities of LPC have been issued. Except as set forth above, there are no other Equity Securities of LPC outstanding. "Equity Securities" of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities. All of the issued and outstanding shares of LPC Common Stock are validly issued, fully paid, and nonassessable, and have not been issued in violation of any preemptive right of any stockholder of LPC.

         2.5      Authorization.

                  (a) LPC has full power, capacity and authority to enter into, execute and deliver this Agreement and to consummate the transactions contemplated hereby and any instruments or agreements required herein. This Agreement is a valid and binding obligation of LPC enforceable against it in accordance with its terms, its enforceability subject only to bankruptcy, insolvency, receivership, moratorium, or other laws relating to or affecting creditors rights generally and to general equity principles.

                  (b) The execution, delivery, and performance of this Agreement by LPC has been duly and validly authorized, adopted and approved by all necessary corporate action and, when executed and delivered, this Agreement shall be legally binding on and enforceable against LPC in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not, violate LPC's Articles of Incorporation or Bylaws, nor, except as described in Schedule 2.5 hereto, will the consummation of the transaction contemplated hereby result in any breach, violation or default, or result in the acceleration of the performance of any obligations to LPC, under any judgment, decree, mortgage, agreement, indenture, or other instrument applicable to LPC. Except as described in Schedule 2.5 hereto, no consent, approval or authorization of any third party is required for the consummation of the transactions contemplated by this Agreement.

         2.6 Closing Balance Sheet. Except as qualified by this Section 2.6, the Closing Balance Sheet, (i) will present fairly the financial position of LPC on the Closing Date, (ii) will be prepared in accordance with GAAP consistently applied, and (iii) are derived from the books and records of LPC, which are complete and accurate in all material respects and have been maintained in accordance with good business practices.

         2.7 Company Reports. Since December 31, 1995, LPC has filed all material reports, registrations and statements, together with any required material amendments thereto that it was required to file with (i) the state of Minnesota, (ii) any other federal, state, municipal, local or foreign government, securities, and governmental or regulatory authority and the agencies and staffs thereof (the entities in the foregoing clauses (i) and (ii) being referred to herein collectively as the "Regulatory Authorities" and individually as a "Regulatory Authority"). All such reports and statements filled with any such Regulatory Authority are collectively referred to herein as the "Company Reports." As of its respective date, each Company Report complied in all material respects with all of the rules and regulations promulgated by the applicable Regulatory Authority and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.8      Title to and Condition of Properties.

                  a) Schedule 2.8 sets forth a complete and correct list of all real property owned or leased by LPC. LPC has good and marketable title to all real property listed as owned by them in Schedule 2.8, and valid leasehold interests in all real property leased by them in Schedule 2.8, free and clear of any Liens except (i) taxes and assessments not delinquent, (ii) utility and other easements, (iii) non-monetary encumbrances that do not interfere with the use of the property for the business being conducted thereon or decrease the value of the property in any material respect, (iv) landlords' liens, and (v) the Liens described in Schedule 2.1 (collectively the "Permitted Encumbrances"). The present use of the real property owned or leased by LPC does not in any material respect violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants of record, nor does such real property, or improvements located thereon, or the use thereof by LPC or others encroach upon any property owned by any other person, nor does any property owned by any other person encroach upon any such real property owned or leased by LPC.

                  (b) Except as set forth in Schedule 2.8, the personal property owned or leased by LPC, including without limitation, the personal property reflected as owned in the LPC's unaudited internally generated balance sheet as of December 31, 1995, a copy of which is attached hereto as Exhibit F (the "Opening Balance Sheet") (except for personal property sold or otherwise disposed of in the ordinary course of business since the date of the Opening Balance Sheet) is owned or leased by LPC, free and clear of any Lien.

                  (c) All material real and personal property owned by LPC or presently used by it is in good condition and repair in all material respects, ordinary wear and tear excepted, and is sufficient to carry on the business of LPC in the manner conducted currently. Except as set forth in Schedule 2.8, none of the properties, buildings, fixtures or equipment owned by LPC violate or fail to comply in any material respect with any applicable health, fire, environmental, safety, zoning, or building laws or ordinances or any restrictive covenant pertaining thereto, such that such violation or failure to comply has or could reasonably be expected to have a material adverse effect on the condition of LPC, taken as a whole.

                  (d) To the best knowledge of LPC, LPC holds a valid license to use all computer software which is currently being used by LPC in the operation of its Business.

         2.9      Taxes.

                  (a) Except as set forth on Schedule 2.9A, LPC has timely filed or will timely file all tax returns and reports (including extensions) required to be filed at or prior to the Closing Date ("Company Returns"). LPC has paid, or set up adequate reserves on its financial statements for the payment of, all taxes required to be paid by LPC in respect to the periods covered by such returns. LPC will not have any material liability for any such taxes in excess of the amounts so paid or reserves so established and no deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or definitely) against LPC which would not be covered by existing reserves. At LPC's expense (to be fully provided for in the Closing Balance Sheet), LPC shall file or cause to be filed any required federal or state income tax returns on behalf of LPC for the stub period ending the Closing Date.

                  (b) Except as set forth on Schedule 2.9B, LPC is not delinquent in the payment of any tax, assessment or governmental charge, nor has it requested any extension of time within which to file any tax returns in respect of any fiscal year which have not since been filed and no requests for waivers of the time to assess any tax are pending. The federal and state income tax returns of LPC have not been audited by the Internal Revenue Service (the "IRS') or state tax authorities except as identified on Schedule 2.9B. There is no deficiency proposed by the IRS or refund litigation or matter in controversy with respect to LPC returns.

                  (c) Except as set forth on Schedule 2.9C, LPC has not (i) extended or waived any statute of limitations on the assessment of any tax due; (ii) become a party to any agreement providing for the allocation or sharing of taxes; (iii) been required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of a voluntary change in accounting method (nor to the best knowledge of LPC has the IRS proposed any such adjustment or change of accounting method) or (iv) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

         2.10 Absence of Undisclosed Liabilities. Except (i) to the extent to be reflected, disclosed or reserved against on the Closing Balance Sheet, or (ii) as may be set forth in Schedule 2.10, as of the Closing Date LPC will have no liabilities, whether absolute, accrued, contingent, or otherwise, or due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, material to the business, financial condition, or results of operations of LPC, taken as a whole.

         2.11     Material Contracts.

                  (a) Schedule 2.11 contains a complete and correct list as of the date of the execution of this Agreement of all written or oral agreements and other obligations and commitments of the following types, to which LPC is a party, by which LPC or any of its properties is bound, or which has been authorized by LPC:

                                             (i) Promissory note, guaranty,
                                    mortgage, security agreement or other
                                    evidence of indebtedness of LPC;

                           (ii)     Partnership or joint venture agreement;

                           (iii)    Employment or consulting agreement;

                           (iv)     Collective bargaining agreement;

                                                     (v) Employee benefit plan
                                    as defined in ERISA and any other employee plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former employees;

                                             (vi) Agreement or commitment for
                                    the sale of any asset (other than inventory or worn or obsolete equipment in the ordinary course of business);

                                             (vii) Agreement or commitment for
                                    any single capital expenditure in excess of Five Thousand Dollars ($5,000) or capital expenditures in excess of Ten Thousand Dollars ($10,000) in the aggregate;

                                             (viii) Agreement or other document
                                    creating a monetary lien or security
                                    interest or other encumbrance relating to any real or personal property owned, rented, or leased by LPC;

                                             (ix) Any direct or indirect loan or
                                    guaranty of a loan in an amount in excess of Five Thousand Dollars ($5,000) to any director, officer, or Principal Shareholder (as defined as any shareholder owing 5% or more of LPC Common Stock) of LPC or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent (10%) or more) interest;

                                             (x) Any agreement or series of
                                    agreements with the same third party
                                    relating to the same subject matter or
                                    service which calls for aggregate payment by LPC in any one year in excess of Five Thousand Dollars ($5,000) except routine purchase orders or to the extent otherwise disclosed in Schedule 2.11;

                                             (xi) All material
                                    confidentiality/nondisclosure agreements;

                                             (xii) All material technology
                                    agreements;

                                             (xiii) All material supply
                                    agreements;

                                             (xiv) All material license
                                    agreements; and

                                             (xv) All other material contracts
                                    and commitments (other than loans) not made in the ordinary course of business which by their terms require aggregate payments by any party thereto in excess of Five Thousand and No/100 Dollars ($5,000.00) or which do not expire automatically or with notice less than one (1) year after the date hereof.

                  (b) Except as set forth in Schedule 2.11: (i) each agreement, lease, and commitment of LPC identified in Schedule 2.11 is valid and in full force and effect; (ii) LPC has in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and commitments; and (iii) no event or condition exists which constitutes a material default on the part of LPC under any such agreement, lease, or commitment.

         2.12 Litigation and Other Proceedings. Other than as set forth on
Schedule 2.12, LPC is not a party to any pending or, to the best knowledge of LPC, threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or reasonably could not be expected to have, a material adverse effect on the condition of LPC, taken as a whole, but not excepting any actions, suits or proceedings which purport to seek to enjoin or restrain the transactions contemplated by this Agreement.

         2.13 Insurance. LPC will make available to Innovex true, accurate and complete copies of all insurance policies of LPC currently in effect. Each such policy is in full force and effect, with all premiums due thereon on or prior to the Closing Date having been paid as and when due. All of these policies shall be included in the Excluded Assets.

         2.14     Compliance with Laws.

                  (a) LPC has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit it to own or lease its properties and assets and to carry on its businesses as presently conducted and that are material to the businesses of LPC, taken as a whole; all such permits, licenses, authorizations, orders and approvals are in full force and effect and, to the best knowledge of LPC, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current.

                  (b) (i) LPC has complied in all material respects with all laws, regulations and orders (including without limitation zoning ordinances, building codes, the ERISA, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations, and governing instruments) applicable to it and to the conduct of its business, and (ii) LPC is not in default under, and no event has occurred which, with the lapse of time or notice of both, could result in a default under, the terms of any judgment, order, writ, decree, permit, or license of any Regulatory Authority or court, whether federal, state, municipal, or local and whether at law or in equity, such that (1) non-compliance or default has or could reasonably be expected to have a material adverse effect on the condition of LPC, taken as a whole, or (2) non-compliance or default could be used as a basis by any person, corporation, partnership, governmental entity or other entity to prevent consummation of this transaction.

                  (c) Since December 31, 1995, LPC has not received any notification or communication from any Regulatory Authority, except with respect to matters which are set forth on Schedule 2.14C, (i) asserting that LPC is not in substantial compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces (where non-compliance could reasonably be expected to have a material adverse effect on the condition of LPC, taken as a whole),
         (ii) threatening to revoke any license, franchise, permit or governmental authorization that is material to LPC, (iii) requiring or threatening to require LPC, or indicating that LPC may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of LPC. No such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

         2.15 Labor. No labor union contract, labor union organization or work stoppage involving LPC is pending or threatened. LPC is not involved in, threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding of a material nature. LPC's wage records fully and accurately list all employees, together with their respective compensation and classifications.

         2.16     Employee Benefit Plans.

                  (a) Schedule 2.16A lists all pension, retirement supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers' compensation, vacation, group insurance, severance and other material employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust or loan agreements or arrangements related thereto, currently maintained or sponsored by LPC, or pursuant to which LPC has any continuing or contingent obligation to contribute, in respect of any of the present or former directors, officers, or other employees of and/or consultants to LPC (collectively, "Company Employee Plans") . None of the Company Employee Plans is a pension plan subject to Title IV of ERISA, a multi-employer plan as defined in Section 3(37) of ERISA, or a plan providing for payment of post-retirement medical benefits. Except as set forth in Schedule 2.16A, LPC has not maintained, sponsored or contributed to any pension plan subject to Title IV of ERISA during the past ten (10) years.

                  The following documents with respect to each Company Employee Plan have been provided to Innovex: (i) a true and complete copy of all written documents comprising such Company Employee Plan (including amendments and individual agreements relating thereto), or, if there is no such written document, an accurate and complete description of the Company Employee Plan; (ii) the most recent Form 5500 or Form 5500-C (including all schedules thereto, if applicable); (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent IRS determination letter, if any.

                  (b) All Company Employee Plans have been maintained and operated in all material respects in accordance with their terms and with the material requirements of all applicable statutes, orders, rules and final regulations, including without limitation ERISA, the Code and the continuation of health care provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 and any comparable state law. All contributions required to be made to Company Employee Plans have been made.

                  (c) With respect to each of the Company Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the "Pension Plans"), to the best knowledge of LPC; (i) each Pension Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and, to the extent a determination letter has been received from the IRS with respect to any such Pension Plan, such determination letter may still be relied upon, and each related trust is exempt from taxation under section 501(a) of the Code; and (ii) there has been no "prohibited transaction", as such term is defined in
         Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan, associated trust, or LPC to any material tax or penalty. Each Pension Plan covers the eligible employees of LPC.

                  (d) Except as set forth on Schedule 2.16D, neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including without limitation severance, unemployment compensation (other than as may be generally required by law upon a termination of an employee) or golden parachute payment) becoming due to any director or employee of LPC from LPC other than payments for accrued vacation and sick leave, (ii) increase any benefit otherwise payable under any of the Company Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.

                  (e) Except for the assumption by Innovex pursuant to the Assumption Agreement of the obligations of LPC with respect to accrued vacation and accrued sick leave, none of the Company Employee Plans will be assumed or administered by Innovex. LPC is responsible for the termination of any Company Employee Plans, including, without limitation, obtaining any final determination letters or any other documents which LPC, in its sole discretion, shall deem necessary or advisable in connection with the termination of any Company Employee Plans.

         2.17 Professional Fees. Neither LPC nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees in connection with this Agreement or the transactions contemplated hereby which will not be paid in full by Seller. No broker or finder has acted directly or indirectly for LPC or its shareholders in connection with this Agreement or the transactions contemplated hereby. On or before the Closing Date, LPC shall satisfy in full or provide for an appropriate accrual on the Closing Balance Sheet for any and all obligations for professional fees related to this transaction which have been incurred by LPC before the Closing Date.

         2.18 Accuracy of Information. The statements of LPC contained in this Agreement, the Schedules hereto and any other written document executed and delivered by or on behalf of LPC pursuant to the terms of this Agreement do not omit any fact necessary to make the statements contained therein not misleading, where such omission is material to the condition of LPC, taken as a whole.

         2.19     Environmental Matters.

                  (a) Except as set forth on Schedule 2.19, LPC is, and has been at all times, in substantial compliance with all applicable Environmental Laws (as defined below), and has not engaged in any activity resulting in a violation of any applicable Environmental Law. No investigations, inquiries, orders, hearings, actions or proceedings by or before any court or governmental agency are pending against LPC or, to the best knowledge of LPC, threatened against LPC, in connection with any activities of LPC, including but limited to activities of LPC with respect to any real properties or improvements thereon now or previously owned by LPC or now or previously leased by LPC ("Real Properties"). No claims have been made by any third party or governmental authority against LPC relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Substance (as defined below). LPC has not caused any Hazardous Substances to be integrated into the Real Properties owned or leased by LPC or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or materially and adversely affect the value of any such Real Properties. None of the Real Properties has been used by LPC for the storage or disposal of Hazardous Substances in violation of any Environmental Law. LPC has no interest, direct or indirect, in property owned by a third party which is known by LPC to be contaminated by Hazardous Substances. Except as set forth in Schedule 2.19, none of the Real Properties currently owned or used by LPC presently contain underground storage tanks.

                  (b) For purposes of this Agreement, "Environmental Law" means the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resources conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Hazardous Materials Transportation Act, 49 U. S. C. Section 1800 et seq. , the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, et seq., the Clean Water Act, 33 U.S.C. Section 1321 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, in each case as the same may exist and be interpreted on the date hereof. For purposes of this Agreement, "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder as the same may exist and be interpreted on the date hereof; (ii) any "solid waste", "hazardous waste", or "infectious waste", as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls ("PBCs"), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic or hazardous pollutants, contaminants, chemicals, materials or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any additional substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law.

                  (c) Innovex shall engage (at Innovex's expense) a qualified independent environmental engineering firm, acceptable to LPC, for the purpose of conducting a Phase I Hazardous Waste Assessment (the "Phase I Assessment") of the Real Properties. The Phase I Assessment shall satisfy ASTM's E 1527 Standard Practice and shall include a record review of publicly available federal, state and local sources of environmental records. The Assessment shall be completed within forty-five (45) days after the date hereof. Innovex shall have a period of ten (10) days from the date of receipt of such Phase I Assessment to review such Phase I Assessment and give written notice to LPC stating either that (i) such Phase I Assessment is approved by Innovex, (ii) such Phase I Assessment is not approved by Innovex, and the good faith reasons therefor, or (iii) Innovex has elected to conduct a Phase II Hazardous Waste Assessment (the "Phase II Assessment") of the Real Properties at its expense. If Innovex gives a notice to LPC which states that it has elected to obtain a Phase II Assessment, such Assessment shall be completed within twenty (20) days after the date of Innovex's notice. Innovex will have a period of ten (10) days from the date of receipt of the Phase II Assessment to review such Phase II Assessment and give written notice to LPC stating either that (i) such Phase II Assessment is approved by Innovex, or (ii) such Phase II Assessment is not approved by Innovex, and the good faith reasons therefor. If Innovex gives a notice to LPC which sets forth specific objections to the Phase I Assessment or Phase II Assessment, then either Innovex or LPC may, at its option, terminate this Agreement as of the date which is thirty (30) days after the date of such notice unless during such thirty (30) day period LPC corrects or satisfies such objections, or indemnifies Innovex against loss, liability or expense, to the reasonable satisfaction of Innovex. Notwithstanding any provision of this Agreement to the contrary, LPC shall not have any liability to Innovex with respect to any matter identified in such Phase I Assessment or Phase II Assessment even if such matter constitute a breach of the representations and warranties of LPC contained herein.

         2.20 Intellectual Property. Schedule 2.20 sets forth a complete list of all patents, trademarks (whether registered or unregistered), trade names, service marks, copyrights and applications therefor (collectively "Intellectual Property") owned, used by, accruing to the benefit of or necessary in the operation of the business of LPC. Schedule 2.20 includes the following information pertaining to each item of Intellectual Property: (i) a designation of whether the property is owned, licensed or used by LPC under an agreement other than a license, (ii) if licensed subject to an agreement other than a license, identification of the parties thereto and the terms thereof; (iii) identifying registration numbers assigned to any property or application therefor, filing or issue dates, descriptions or titles, as applicable, to the particular type of item and (iv) a list of all indebtedness secured by a Lien on such property. LPC has good title to the Intellectual Property required to be designated as owned by it on Schedule 2.20, free and clear of all Liens, licenses, sub-licenses or encumbrances except as specifically set forth on Schedules 2.1 or 2.20. True, complete and correct copies of the documents underlying each item of Intellectual Property including, without limitation, licenses, patents and patent applications, registrations and computer software programs have been delivered or made available to Innovex. All licenses and other agreements pursuant to which any item of Intellectual Property is licensed or used by LPC are valid, binding and enforceable, and there does not exist thereunder any default or event or condition which, after notice or lapse of time or both, would constitute a default by LPC. LPC has not received notice or claim that its title to or use of the Intellectual Property is impaired, encumbered or invalid or is unenforceable by LPC, except as set forth on
Schedule 2.20. LPC's use of any item of the Intellectual Property licensed by LPC does not, to the best knowledge of LPC, infringe upon any intellectual property owned by any other entity or person, and there is no claim or action pending or, to the best knowledge of LPC, threatened with respect thereto. LPC's use of any item of the Intellectual Property which is owned by LPC does not infringe upon any intellectual property owned by any other entity or person, and there is no claim or action pending or, to the best knowledge of LPC, threatened with respect thereto. Except as set forth on Schedule 2.20, there has been no infringement or improper use of any item of the Intellectual Property by any third party within the past ten years and there is no legal action instituted by LPC in which an act allegedly constituting an infringement of any of the rights to any item of the Intellectual Property was alleged to have been committed by a third party.

         2.21 Customer Contracts and Orders. Except as set forth in Schedule 2.21, all customer contracts, orders or other agreements for the purchase by third parties of any product produced for sale by LPC are fully assignable and transferable to Innovex without the consent of such third parties; provided, however, that Seller makes no representations or warranties to Buyer that any or all of the customers, vendors and/or suppliers of Seller will continue to transact business with the Buyer after the Closing. Except as set forth in
Schedule 2.21, no customer of LPC has informed LPC that it intends to cease doing business with the Business following the consummation of the transactions contemplated hereby.

         2.22 Conduct of Business. Except as set forth on Schedule 4.1 hereto, during the period from December 31, 1995, to the date of this Agreement, LPC has not committed any act or omission which, if occurring after the date hereof, would constitute a violation of the covenants contained in Article 4 hereof.

                                    ARTICLE 3

              REPRESENTATIONS, WARRANTIES AND COVENANTS OF INNOVEX

         Innovex represents, warrants and covenants to LPC that as of the date hereof and that as of the Closing Date, the following are and shall be true and correct in all material respects:

         3.1 Organization and Authority. Innovex is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so qualified would not have a material adverse effect on the condition of Innovex and its subsidiaries ("the Innovex Subsidiaries"), taken as a whole.

         3.2      Authorization.

                  (a) Innovex has the corporate power and authority to enter into this Agreement, and the documents and agreements to be executed and delivered by Innovex pursuant hereto, and to carry out is obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by Innovex, including the documents and agreements to be executed and delivered by Innovex pursuant hereto, and the consummation by Innovex of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action of Innovex. This Agreement, including the documents and agreements to be executed and delivered by Innovex pursuant hereto, is a valid and binding obligation of Innovex and enforceable against Innovex in accordance with its terms, its enforceability subject only to bankruptcy, insolvency, receivership, moratorium, or other laws relating to or affecting creditors rights generally and to general equity principles.

                  (b) Neither the execution, delivery or performance by Innovex of this Agreement, including the documents and agreements to be executed and delivered by Innovex pursuant hereto, nor the consummation by Innovex of the transactions contemplated hereby or thereby, nor compliance by Innovex with any of the provisions hereof or thereof, will (i) violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation off any Lien upon any of the properties or assets of Innovex under any of the terms, conditions or provisions of (i) its articles or certificate of incorporation, charter or bylaws, or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Innovex is a party or by which it may be bound, or to which Innovex or any of its property or assets may be subject, or to the best knowledge of Innovex, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Innovex or any of its properties or assets.

                  (c) No notice to, filing with, exemption or review by, or authorization, consent of approval of, any public body or authority or any third party is necessary for the consummation by Innovex of the transactions contemplated by this Agreement.

         3.3 Brokers and Finders. Neither Innovex nor any of its respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Innovex in connection with this Agreement or the transactions contemplated hereby.

         3.4 Accuracy of Information. The statements of Innovex contained in this Agreement, the Schedules hereto and in any other written document executed and delivered by or on behalf of Innovex pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained herein or therein not misleading.

                                    ARTICLE 4

                  CONDUCT OF BUSINESS PRIOR TO THE CLOSING DATE

         4.1 Conduct of Business Prior to the Closing Date. Except as set forth on Schedule 4.1, during the period from December 31, 1995 to the Closing Date, LPC shall conduct business only in the ordinary and usual course consistent with past practices and shall use its best efforts to maintain and preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

         4.2 Affirmative Obligations. Notwithstanding the foregoing Section 4.1, LPC shall take the following actions, on or before the Closing Date:

                  (a) Fully accrue its obligations under any salary continuation agreements.

         4.3 Forbearance. Except as expressly set forth in this Agreement or
Schedule 4.3, during the period from the date of this Agreement to the Closing Date, LPC shall not, without the prior written consent of Innovex, which consent shall not be unreasonably withheld or delayed:

                  (a) declare, set aside or pay any dividends or other distributions, directly or indirectly, in respect of its capital stock; provided, however, that since LPC is an "S corporation" as defined in
         Section 1361 of the Code, LPC may make prorated distributions of money, to its shareholders with respect to the LPC Common Stock sufficient to pay the federal and state income taxes on the income that passes through from LPC under Section 1366 of the Code net of any tax benefit produced by losses, deductions and credits that pass through under
         Section 1366 of the Code; or

                  (b) enter into or amend any employment, severance or similar agreement or arrangement with any director or officer or employee, or modify any of the Company Employee Plans or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments); or

                  (c) propose or adopt any amendments to its Articles of Incorporation or bylaws; or

                  (d) issue, sell, grant, confer or award any of its Equity Securities or effect any stock split or adjust, combine, reclassify or otherwise change its capitalization as it existed on the date of this Agreement; or

                  (e) purchase, redeem, retire, repurchase, or exchange, or otherwise acquire or dispose of, directly or indirectly, any Equity Securities issued by LPC, whether pursuant to the terms of such Equity Securities or otherwise; or

                  (f) directly or indirectly (including through its officers, directors, employees or other representatives) initiate, solicit or encourage any discussions, inquiries or proposals with any third party relating to the disposition of any significant portion of the business or assets of LPC or the acquisition of Equity Securities of LPC or the merger of LPC with any person or any similar transaction (each such transaction being referred to herein as an "Acquisition Transaction") , or provide any such person with information or assistance or negotiate with any such person with respect to an Acquisition Transaction, and LPC shall immediately notify Innovex orally of all the relevant details relating to all inquiries, indications of interest and proposals which it may receive with respect to any Acquisition Transaction and promptly confirm the same to Innovex in writing; or

                  (g) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; in any event, any such additional indebtedness must be capable of prepayment in whole at any time without penalty or premium and not exceed $10,000 per transaction or $50,000 in the aggregate; or

                  (h) purchase or enter into any agreement or option to purchase
         (i) any municipal or tax exempt securities, or (ii) any investment securities having a maturity of greater than six (6) months, or (iii) any mortgage backed securities, mortgage derivative products, other asset products, or zero coupon bonds; or sell or trade, or enter into any agreement to sell or trade, any of LPC's investment securities prior to their maturity; or

                  (i) change any accounting methods, practices or procedures with respect to the accumulation and presentation of financial information except as directed by applicable law or regulation or as required by this Agreement; or

                  (j) fail to disclose in writing to Innovex any facts or circumstances which cause or could cause a material adverse change in the financial condition or prospects of LPC. For purposes of this provision only, a "material adverse change" shall be defined as $100,000 or more; or

                  (k) sublease or assign any property or assets leased by LPC;
         or

                  (l) enter into any material contracts or agreements; or

                  (m) agree in writing or otherwise to take any of the foregoing actions or engage in any activity, enter into any transaction or take or omit to take any other act which would make any of the representations and warranties in Article 2 of this Agreement untrue or incorrect in any material respect if made anew after engaging in such activity, entering into such transaction, or taking or omitting such other act.

                                    ARTICLE 5

                              ADDITIONAL AGREEMENTS

         5.1 Access and Information. LPC shall afford to Innovex, its accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Closing Date, to all of LPC's respective properties, books, contracts, commitments and records during such period, and shall furnish promptly to Innovex all information concerning its business, properties, customers and personnel as Innovex may reasonably request. Representatives of Innovex may meet and speak with LPC customers on any matters which Innovex reasonably believes are necessary to perform Innovex's due diligence requirements pursuant to this Agreement or otherwise if Innovex gives LPC notice of its intent to meet or speak with such customers a reasonable period of time prior thereto. Except as may be required by law, Innovex shall, and shall cause its advisors, accountants and other representatives to, (i) hold confidential all information obtained in connection with the transaction contemplated hereby with respect to LPC, its business, customers and operations which is not otherwise public knowledge, (ii) return all documents (including copies thereof) obtained hereunder from LPC to LPC and (iii) to cause all information obtained pursuant to this Agreement or in connection with the negotiation of this Agreement to be treated as confidential and not use, or permit others to use, any such information unless such information becomes generally available to the public other than through the breach of this Agreement.

         5.2 Current Information. During the period from the date of this Agreement to the Closing Date, LPC shall promptly furnish Innovex with copies of all monthly and quarterly financial statements of LPC as the same become available and shall cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of Innovex. LPC shall promptly notify the Innovex of any material change in its business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) , or the institution or the threat of material litigation involving LPC, and shall keep Innovex fully informed of such events. Contemporaneously with the filing of a Form 10-K, Form 10-Q or Form 8-K with the United States Securities & Exchange Commission, Innovex shall provide a copy thereof to LPC.

         5.3 Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to preparing, entering into and carrying out this Agreement and to consummating the transaction contemplated hereby.

         5.4 Miscellaneous Agreements and Consents. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible. Each party shall, and shall cause each of its respective Subsidiaries to, use its best efforts to obtain consents of any third parties necessary for the consummation of the transactions contemplated by this Agreement or which otherwise may be reasonably requested by the other party.

         5.5 Press Releases. The content of all public announcements relating to the execution of this Agreement and the consummation of the transactions contemplated hereby shall be approved by both LPC and Innovex prior to the release of such public announcement, and each party agrees to cooperate with the other party as appropriate to comply with all applicable laws, statutes, rules and regulations. Subsequent to the Closing Date, Innovex may make such announcements and/or advertisements as Innovex, in its sole discretion, deems necessary to all customers and/or potential customers and suppliers of the former business of LPC.

         5.6 Year-End Audit. The Seller shall cause its financial statements at December 31, 1995, and for its fiscal year then ended to be audited at its expense by the Auditor in accordance with GAAP consistently applied.


                                    ARTICLE 6

                                   CONDITIONS

         6.1 Conditions of Each Party's Obligation to Effect the Transaction. The respective obligations of each party to effect the transaction contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions:

                  (a) Neither Innovex, or LPC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the transaction.

                  (b) As soon as practicable following the execution hereof, Seller shall provide to Buyer title insurance commitments for each parcel of real estate owned by LPC by a title insurance company reasonably acceptable to Buyer agreeing to insure title in the amount of the purchase price allocated to each parcel with standard exceptions waived. Buyer shall be allowed seven (7) days after receipt of said commitments for the examination thereof and the making and delivering of any written objections to the marketability of title. If no title objections are made within such seven (7) days period, such objections shall be deemed to have been waived by Buyer. Buyer shall not have the right, however, to object to Seller's title to any parcel of real estate by reason of any of the Permitted Encumbrances. Seller agrees to furnish the Buyer copies of all documents mentioned in said title insurance commitments as creating exceptions to title not insured against at the time such title insurance commitments are delivered to Buyer. If any written objections to the marketability of title to any parcel of real estate are made by Buyer within said seven (7) day period, Seller shall use its best efforts to cure said marketable title objections within thirty (30) days after said objections have been raised. If title to the real estate is not made marketable within such thirty (30) day period, Buyer shall have the right to terminate this Agreement and neither party shall be further obligated to one another. If title to the real estate is found to be marketable or is made so within the time set forth herein and if Buyer is in default under this Agreement and continues to be in default for a period of ten (10) days, Seller may terminate this Agreement. All costs and expenses incurred in obtaining such title insurance commitments and owner's policies of title insurance together with the closing fee shall be split equally between the Buyer and the Seller.

         6.2 Conditions to Obligations of LPC to Effect the Transaction. The obligations of LPC to effect the transaction shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of Innovex set forth in Article 3 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their express provisions made as of a specified date and (ii) LPC shall have received a certificate of the Chairman and Chief Executive Officer of Innovex substantially in the form attached hereto as Exhibit G to that effect.

                  (b) Performance of Obligations. Innovex shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and LPC shall have received a certificate of the Chairman and Chief Executive Officer of Innovex in substantially in the form attached hereto as Exhibit G to that effect.

                  (c) Employment Agreements. Durwood Airhart and Jacqueline Airhart shall have entered into the Employment Agreements with Innovex.

                  (d) Approval by Counsel. All actions, proceedings, instruments and documents required of Innovex to carry out the transactions contemplated by this Agreement or incidental thereto and all of the related legal matters shall have been reasonably satisfactory to and approved by counsel for Seller, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                  (e) Consents and Approvals. Seller shall have obtained all consents, waivers, releases, authorizations and approvals of all persons and entities, including each and every governmental authority, as may be necessary to consummate the transactions contemplated by this Agreement.

                  (f) Personal Guaranties. Except for their obligations under
         Section 8.2 hereof, Durwood Airhart and Jacqueline Airhart shall have been released from any and all personal guaranties which they may have given with respect to any of the debts, liabilities and obligations of the Seller or shall have received reasonably acceptable indemnification against any and all liability or potential liability thereunder from Innovex.

                  (g) Prepayment and/or Assumption of Debt. On the Closing Date, the Buyer shall cause all of Seller's indebtedness for borrowed money other than the Bond Liability to be paid in full. In addition, on the Closing Date, the Buyer shall assume the Bond Liability.

                  (h) Other Employment Agreements. Innovex shall have entered into the Other Employment Agreements with the individuals identified in
         Section 1.3(d) hereof.

                  (i) Collateral Assignments. Any collateral assignments of any policies of life insurance on the lives of Durwood Airhart and/or Jacqueline Airhart which are not owned by LPC to secure the payment and/or performance of any debts, liabilities or obligations of LPC shall have been terminated and released.

         6.3 Conditions to Obligations of Innovex to Effect the Transaction. The obligations of Innovex to effect the transaction shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. The representations and warranties of LPC set forth in Article 2 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (as though made on and as of the Closing Date) except (i) to the extent such representations and warranties are by their express provisions made as of a specific date and (ii) Innovex shall have received a certificate of the chief executive officer of LPC substantially in the form attached here-to as Exhibit H to that effect.

                  (b) Performs of Obligations. LPC shall have performed in all material respects all obligations required to be performed by them under this Agreement prior to the Closing Date, and Innovex shall have received a certificate of the Chief Executive Officer of LPC substantially in the form attached hereto as Exhibit H to that effect.

                  (c) Approval by Counsel. All actions, proceedings, instruments and documents required of LPC to carry out the transactions contemplated by this Agreement are incidental thereto and all of the related legal matters shall have been reasonably satisfactory to and approved by counsel for Innovex, and such counsel shall have been furnished with such certified copies of actions and proceedings and such other instruments and documents as they shall have reasonably requested.

                  (d) Employment Agreements. Durwood Airhart and Jacqueline Airhart shall have entered into the Employment Agreements with Innovex.

                  (e) Consents and Approvals. Seller shall have obtained all consents, waivers, releases, authorizations and approvals of all persons and entities, including each and every governmental authority, as may be necessary to consummate the transactions contemplated by this Agreement.

                  (f) Access to any lock box or other off-site facility for the collection of LPC receivables shall have been delivered to Innovex.

                  (g) Title to all real property owned by LPC shall have been legally transferred to Innovex.

                                    ARTICLE 7

                        TERMINATION, AMENDMENT AND WAIVER

         7.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after any requisite stockholder approval:

                  (a) by mutual consent by LPC and the Board of Directors of Innovex;

                  (b) by LPC or by the Board of Directors of Innovex if the purchase and sale contemplated hereby shall not have been consummated prior to July 15, 1996 (provided that the terminating party is not then in material breach of any agreement contained herein);

                  (c) by the Board of Directors of Innovex in the event of a material breach by LPC of any representations, warranty, covenant or other agreement contained in this Agreement;

                  (d) by LPC in the event of a material breach by Innovex of any representation, warranty, covenant or other agreement contained in this Agreement;

                  (e) by Buyer pursuant to Section 2.19(c) hereof; and

                  (f) by Buyer or Seller pursuant to Section 6.1(b) hereof.

In the event of termination by any party as provided in this Section, written notice shall forthwith be given to the other party and each party shall pay its own expenses incident to the preparation for consummation of this Agreement and the transactions contemplated hereunder and neither party shall have any obligation or liability to the other hereunder, except such liability as may arise as a result of a breach hereof.

         7.2 Return of Documents and Nondisclosure. If this Agreement is terminated for any reason pursuant to Section 7.1 hereto, each party shall return all documents and materials which shall have been furnished by or on behalf of the other party, and each party hereby covenants that it will not disclose to any person or entity any confidential or proprietary information about the other party or any information about the transactions contemplated hereby, except insofar as may be necessary to assert its rights hereunder.

         7.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of Innovex and LPC.

         7.4 Severability. Any term, provision, covenant or restriction contained in this Agreement held by a court or a Regulatory Authority of competent jurisdiction to be invalid, void or unenforceable, shall be ineffective to the extent of such invalidity, voidness or unenforceability, but neither the remaining terms, provisions, covenants or restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdictions shall be affected or impaired thereby. Any term, provision, covenant or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

         7.5 Waiver. Any term, condition or provision of this Agreement may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

                                    ARTICLE 8

                         INDEMNIFICATION; MISCELLANEOUS

         8.1 Survival of Representations and Warranties. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. The representations and warranties of LPC contained in this Agreement and LPC's indemnities contained in Section 8.2 below shall survive the Closing of the transactions contemplated hereby and shall expire on the second anniversary of the Closing Date, except that the representations and warranties of LPC under
Section 2.9 hereof (Taxes) and the related indemnities set forth in Section 8.2 shall expire on the first day following the expiration of the applicable statute of limitations for assessment of taxes, after which periods no claim for indemnification under this Agreement which is based upon the breach of any representation or warranty under this Agreement may be brought, and no litigation with respect thereto may be commenced, and no party shall have any liability or obligation with respect thereto, unless the indemnified party gave written notice and the indemnifying party specifying with particularity the breach of representation or warranty claimed on or before the expiration of such periods. Notwithstanding the foregoing, the representations and warranties of LPC contained in Section 2.1 hereof (Title), 2.19 hereof (Environmental) and
Section 2.6 hereof (Closing Balance Sheet) and the Covenants of LPC contained in
Section 1.5 hereof (Excluded Liabilities) and the related indemnities set forth in Section 8.2 shall continue indefinitely after the Closing Date.

         8.2 LPC's Indemnification. LPC shall jointly and severally indemnify and hold Innovex harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including Innovex's reasonable attorneys' fees) relating to any damage or deficiency resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of LPC under this Agreement; provided, however, that for purposes of this Section 8.2 and of computing the purchase price payable pursuant to the provisions of Section 1.3(c) of this Agreement, any inaccuracy in the Closing Balance Sheet shall be a basis of indemnification, without regard to materiality under GAAP.

         Except for the Excluded Liabilities, to which the Indemnification Cap shall not apply, the obligation to indemnify Innovex pursuant to Section 8.2 shall only become operative after the total amount of all claims for indemnification pursuant to Section 8.2 exceeds One Hundred Thousand Dollars ($100,000), after taking into account any allowable tax benefits, insurance, including title insurance, or other collected third party reimbursements attributable to the losses which gave rise to the indemnification claim. The aggregate amount payable to Innovex by LPC shall be the full amount of all claims in excess of One Hundred Thousand Dollars ($100,000), after taking into account any allowable tax benefits, insurance, including title insurance, or other collected third party reimbursements attributable to the losses which gave rise to the indemnification claim. Notwithstanding anything in this Agreement to the contrary, the aggregate liability of LPC for all claims for indemnification shall not exceed Five Hundred Thousand Dollars ($500,000) (the "Indemnification Cap").

         Notwithstanding any provision of this Agreement to the contrary, Innovex shall not have a claim against LPC for indemnification or otherwise with respect to any products sold by LPC prior to the Closing Date and returned for any reason at any time on or after the Closing Date or with respect to any warranty claims asserted against Innovex with respect to any such products.

         Notwithstanding any provision of this Agreement to the contrary, Innovex agrees that unless LPC otherwise agrees in writing, it shall not voluntarily pay any of the Excluded Liabilities unless it is legally obligated to pay any of such Excluded Liabilities by a final non-appealable order of a court of competent jurisdiction. If a third-party claim is asserted against Innovex with respect to any of the Excluded Liabilities, Innovex shall tender the defense of such claim to LPC in accordance with the procedure set forth in
Section 8.4. In the event Innovex is required by a final non-appealable order of a court of competent jurisdiction to pay any of the Excluded Liabilities, LPC's indemnification obligations with respect thereto shall not be subject to the Indemnification Cap. All amounts expended by Innovex with respect to any Excluded Liability, including legal fees, incurred pursuant to the procedures contained in Section 8.4 or with the permission of LPC, shall be subject to indemnification by LPC without regard to the Indemnification Cap.

         Should LPC cease to exist as a corporate entity or otherwise be unable to perform its obligations under Section 8.2 during the period of time that LPC has continuing obligations to Innovex pursuant to this Section 8.2, all of LPC's indemnity obligations to Innovex shall be assumed by the individuals who were shareholders of LPC on the Closing Date. All notices or demands required to be made by Innovex pursuant to this Section 8.2 shall then be made to those shareholders.

         8.3 Innovex's Indemnification. Innovex shall indemnify and hold LPC and its officers, directors, employees and shareholders harmless against and in respect of all actions, suits, demands, judgments, costs and expenses (including their respective reasonable attorneys' fees) relating to any damage or deficiency resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement on the part of Innovex under this Agreement or any of the documents or agreements to be executed and/or delivered by Innovex pursuant to this Agreement, (ii) the use or ownership of the Assets or the operation of the Business by the Buyer after the Closing, (iii) the failure of Buyer to pay or perform the Assumed Liabilities it agreed to assume pursuant to this Agreement, (iv) the Phase I Assessment or the Phase II Assessment (except to the extent caused by the negligent acts or omissions of LPC), and (v) the failure of Innovex to pay and perform all of the debts, liabilities and obligations of LPC arising under or with respect to the Bond Liability. Innovex's representations and warranties and this indemnification shall survive the Closing of the transactions contemplated hereby.

         8.4 Procedure for Indemnification. In the event a party intends to seek indemnification pursuant to the provisions of Sections 8.1 or 8.2 hereof (the "Indemnified Party"), the Indemnified Party shall promptly give notice hereunder to the other party (the "Indemnifying Party") after obtaining written notice of any claim or the service of a summons or other initial legal process in any action instituted against the Indemnified Party as to which recovery may be sought against the Indemnifying Party because of the indemnification provided for in Section 8.2 or 8.3 hereof, and, if such indemnity shall arise from the claim of a third party, the Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim; provided, however, that the Indemnified Party shall not be required to permit such an assumption of the defense of any claim or litigation which, if not first paid, discharged or otherwise complied with, would result in an interruption or disruption of the business of the Indemnified Party or any material part thereof. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of the Indemnified Party to give such notice (or by delay by the Indemnified Party in giving such notice) unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by the Indemnifying Party to notify the Indemnified Party of its election to defend any such claim or action by a third party within ten (10) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

         If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim or litigation shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment entered in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect to such claim or litigation.

         If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it to conduct its defense.

         If the Indemnifying Party does not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from the Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the cost (including attorneys' fees) of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all costs (including attorneys' fees), expenses and damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation, or if any such claim or litigation is not so settled, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all costs (including attorneys' fees), expenses and damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.

         8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (i) on the date given if delivered personally or (ii) upon confirmation of receipt, if by facsimile transmission or (iii) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i) If to Innovex:        Thomas Haley
                                            Innovex, Inc.
                                            1313 Fifth Street South
                                            Hopkins, MN 55343

                           Copies to:       Mary E. Curtin, Esq.
                                            Innovex, Inc.
                                            1313 Fifth Street South
                                            Hopkins, MN  55343

                  (i)      If to LPC:       Durwood and Jacqueline Airhart
                                            17288 Red Cedar Road
                                            Cold Spring, MN  56230

                           Copies to:       David F. Senger
                                            c/o Moss & Barnett
                                            A Professional Association
                                            4800 Norwest Center
                                            90 South Seventh Street
                                            Minneapolis, MN 55402-4129

         8.6 Further Acts and Assurances. The parties agree that they will, at any time and from time to time, on and after the Closing Date, upon the reasonable request of the other party, do all such further acts and things and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered any and all papers, documents, instruments, agreements, and assurances as may be necessary or desirable to carry out and give effect to the provisions and intent of this Agreement.

         8.7 Preservation of and Access to Records. All books and records of Seller conveyed to Buyer hereunder shall be preserved by Buyer for a period ten
(10) years after the Closing Date; provided, however, Buyer may destroy any part or parts of such records upon obtaining written consent of Seller for such destruction, which consent shall not be unreasonably withheld. Such records shall be made available at the Seller and its shareholders and their representatives at all reasonable times during normal business hours of Buyer during said ten (10) year period, with the right, at their expense, to make abstracts from and copies thereof.

         8.8 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES GIVEN BY SELLER IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY AND ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES WITH RESPECT TO ITS PROPERTY AND ASSETS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         8.9 Transfer Taxes. Buyer agrees to pay in full any and all federal ,state, local and foreign sales taxes, use taxes, deed taxes, real estate transfer taxes and other similar taxes as and when the same may be due, which may be imposed upon or arise out of the sale of the LPC assets by the Seller to the Buyer or the consummation of the transactions contemplated hereby.

         8.10 Knowledge. In basing the representations and warranties and other matters set forth herein on the phrase "to the best knowledge of LPC" or other similar words or phrases, such words or phrases refer to the actual knowledge of Durwood Airhart, Jacqueline Airhart, Bev Johnson, Ken Ludvigson, Dan McClure, Joel Yocom, Marcia Yocom, Bob Savard, Rick Gish, Steve Baker, Mike Wick, Gary Shaffer, Tim Klimstra, Avis Hammer, Rich Allen and Carl Minton.

         8.11 Remedies. The parties hereto acknowledge that monetary damages would not be a sufficient remedy for breach of this Agreement. Therefore, upon breach of this Agreement by any party, the aggrieved party may proceed to protect its rights and enforce this Agreement by suit in equity, action at law or other appropriate proceeding, including an action for the specific performance of any provision herein or any other remedy granted by law, equity or otherwise. Any action for specific performance hereunder shall not be deemed exclusive and may also include claims for monetary damages as may be warranted under the circumstances. The prevailing party in any such suit, action or other proceeding arising out of or related to this Agreement shall be entitled to recover its costs, including attorneys' fees, incurred in such suit, action or other proceeding.

         8.12 Miscellaneous. This Agreement (including the Exhibits and Schedules referred to herein) (i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, excluding any confidentiality agreement between the parties hereto, (ii) is not intended to confer upon any person not a party hereto any rights or remedies hereunder, (iii) shall not be assigned by operation of law or otherwise, (iv) shall be governed in all respects by the laws of the State of Minnesota, except as otherwise specifically provided herein or required by federal law or regulation, and (v) shall be binding upon and inure to the benefit of the parties and their heirs, representatives, successors and permitted assigns. Any provision of this Agreement prohibited or invalidated by law shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         8.13 Updating Schedules; No Sandbagging. The parties hereto acknowledge and agree that the Seller may update and revise all or any part of the Schedules prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, Seller shall not have any liability to Buyer if any of the representations and warranties are not true and correct on the date hereof and such representation and warranty is made true and correct in all material respects as of the Closing Date through written updating or revising one or more of the Schedules prior to the Closing. Notwithstanding any provision of this Agreement to the contrary, the Seller shall not have any liability to the Buyer for the breach of any of the representations, warranties, covenants or agreements contained in this Agreement as of the date hereof or as of the Closing Date if Buyer closes the transaction contemplated hereby with knowledge of such breach which is evidenced by a writing delivered to Buyer.

         LPC and Innovex have caused this Agreement to be duly executed by its authorized representatives, on the date first above written.

                                        INNOVEX, INC.



                                        By \s\ Thomas W. Haley
                                             Thomas W. Haley
                                             Chairman and
                                             Chief Executive Officer

                                        Attested by: \s\ Mary E. Curtin

                                        Name: Mary E. Curtin
                                        Title: Corporate Secretary



                                        LITCHFIELD PRECISION COMPONENTS, INC.



                                        By \s\ Durwood Airhart
                                             Durwood Airhart
                                             Chief Executive Officer

                                        Attested by: \s\ Mary E. Curtin

                                        Name: Mary E. Curtin

                                        Title: Innovex Corporate Secretary


                                        WITH RESPECT TO SECTION 8.2 ONLY


                                        \s\ Durwood Airhart
                                        Durwood Airhart, Shareholder


                                        \s\ Jacqueline Airhart
                                        Jacqueline Airhart, Shareholder